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                                                                       EXHIBIT 8

                                Form of Opinion

                           JONES, DAY, REAVIS & POGUE
                              3500 SunTrust Plaza
                            303 Peachtree Street, NE
                          Atlanta, Georgia  30308-3242
                                 (404) 521-3939

                               October __, 1999

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

  Re:  Registration Statement for 4 3/4% Convertible Senior Notes Due 2007

Dear Sirs:

  We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement"), to which this opinion appears as Exhibit 8, which includes the prospectus of the Company relating to the offering by the selling security holders named therein of the Company's 4 3/4% Convertible Senior Notes Due 2007 (the "Notes") and the Class A common stock, par value $.001 per share, issuable upon conversion of the Notes.

  We hereby confirm that the opinion expressed in "Important United States Federal Income Tax Consequences" is our opinion.

  We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting part of the Registration Statement.

                                Very truly yours,